EXHIBIT 99.1

SMTC Announces Its Physical Inventory Count Results for Fiscal Year Ended December 29, 2013 and the Non-Reliance on Certain Previously Issued Financial Statements

TORONTO, Jan. 27, 2014 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced the physical Inventory count results for fiscal year ended December 29, 2013 and the non-reliance on certain previously issued Financial Statements.

In connection with the preparation of financial statements for the fiscal year ended December 29, 2013, new management of SMTC Corporation (the "Company" or "SMTC") determined that the Company should conduct a full physical count of its inventory. The Company's previous practice was to perform cycle counts of inventory on a periodic basis as permitted by generally accepted accounting principles. As a result of this full physical count, the Company has identified an overstatement of inventory at its Chihuahua, Mexico operations that it has preliminarily estimated at a cumulative $3.2 million. A portion of this overstatement reflects normal adjustments for missing, excess or obsolete inventory. The majority of the overstatement, currently estimated at approximately $2.0 million, is attributable to errors in the inventory valuation occurring in prior reporting periods beginning with the quarter ended April 3, 2011. These errors resulted from an inappropriate and unapproved shop floor practice followed by personnel at the Company's Chihuahua, Mexico plant, which involved the improper use of the plant's work order system. This inappropriate practice was discovered and terminated by the Company in the 2013 third quarter. Based on its review to date, the Company believes these errors are immaterial to its 2011 quarterly and full year financial results. The Company believes the impact of these errors relates primarily to the fourth quarter of 2012 and the first three quarters of 2013. The Company, based on currently available information, estimates that adjustments to the Company's inventory balance resulting from these errors as of the end of the fourth quarter of 2012, which includes the impact of adjustments for immaterial errors in prior periods in 2012, will total $725,000, and as of the end of the first three quarters of 2013 will total $390,000, $410,000 and $350,000, respectively. The remaining impact of the overstatement, approximately $1.33 million, is expected to be recorded in the fourth quarter of 2013. A portion of this expected 2013 fourth quarter adjustment may represent prior period errors for which no information currently exists by which to determine timing. The effect of these adjustments will be to reduce inventories, increase cost of sales and reduce net earnings in each period.

As a result, on January 24, 2014, the Board of Directors of SMTC, on the recommendation of management, and in consultation with KPMG LLP, the Company's independent registered public accounting firm, concluded that the Company's financial results for the quarter ended December 30, 2012 included in the Company's financial statements for the year ended December 30, 2012, and for the quarters ended March 31, June 30 and September 29, 2013, should no longer be relied upon.

SMTC intends to correct the errors described above by restating its financial statements for the year ended December 30, 2012 and for the quarters ended March 31, June 30 and September 29, 2013. The Company expects to include these restatements in amendments to its Annual Report on Form 10-K for the year ended December 30, 2012 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 29, 2013. The Company will file these amended reports as soon as practicable.

SMTC has discussed the matters disclosed in this report with KPMG LLP. Management of SMTC is continuing its investigation of these matters, including an evaluation of the effectiveness of the Company's internal controls over financial reporting, and is committed to remediating the weaknesses that contributed to the errors discussed above.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 2,200 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership and 2013 with the North American Growth Leadership Award in the EMS industry, as one of the fastest growth companies in 2012.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

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CONTACT: Investor Relations Information:
         Sushil Dhiman
         President and Chief Executive Officer
         Telephone: (905) 413.1190
         Email: investorrelations@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com